Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors Centessa Pharmaceuticals plc:

We consent to the use of our report dated March 12, 2021, with respect to the combined balance sheets of the Centessa Predecessor Group (consisting of Z Factor Limited, LockBody Therapeutics Ltd, and Morphogen-IX Limited) as of December 31, 2019 and 2020, the related combined statements of operations and comprehensive loss, convertible preferred shares and combined deficit, and cash flows for the years then ended, and the related notes, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts June 11, 2021